Exhibit 99.1

Zoliflodacin Phase 3 clinical trial topline data November 2, 2023

# Top line summary: positive zoliflodacin Phase 3 results

- An estimated 82 million patients contract gonorrhea each year[1], with rising rates of resistance to standard of care regimens in many countries[2].
- We, in collaboration with GARDP, conducted a global pivotal phase 3 trial to evaluate the efficacy of a single 3g oral dose of zoliflodacin in treatment of uncomplicated gonorrhea compared to treatment with a combination of intramuscular injection of ceftriaxone and oral azithromycin.
- Zoliflodacin met the primary efficacy endpoint and was non-inferior to the comparator arm in participants with urogenital disease (point estimate 5.3% (95% confidence interval: 1.4%, 8.7%)).
- For the key secondary analyses of infections at rectal and pharyngeal sites, rates of cure in the zoliflodacin arm were comparable to those observed in the comparator arm, though these analyses were not powered for statistical significance.
- In this study, zoliflodacin was safe and generally well-tolerated; majority of adverse events were mild to moderate with no discontinuations due to adverse events, serious adverse events, or deaths.
- The study outcome could provide an important therapeutic option for patients and is a positive milestone in the development of zoliflodacin and the fight against antimicrobial resistance.

1 – WHO global antimicrobial resistance suveillance. Lancet Microbe 2021; 2: e627–36
2 – Lancet 2023; 9: e332-33

INNOVIVA Specialty Therapeutics 2

# Zoliflodacin Phase 3 registration study design

The zoliflodacin pivotal Phase 3 registration trial was conducted to evaluate the efficacy of a single 3g oral dose of zoliflodacin in treatment of uncomplicated gonorrhea compared to treatment with intramuscular injection of ceftriaxone and oral azithromycin, a current global standard of care regimen.

The primary efficacy endpoint was microbiological test of cure at urethral or cervical sites (urogenital) in participants who had a positive culture for gonorrhea at baseline.

Secondary analyses were microbiological cure at rectal or pharyngeal sites and safety. The trial was designed with a 90% power and a 10% noninferiority margin.

This was a global study, conducted at 16 sites in the United States, South Africa, Belgium, Netherlands, and Thailand.


Patients with documented or presumed uncomplicated gonorrhea
2:1
Oral dose zoliflodacin (3g)
Ceftriaxone IM injection (500mg) + oral azithromycin (1g)
Patients with confirmed uncomplicated gonorrhea
Primary efficacy analysis: Microbiological cure at urethral or cervical sites (urogenital) at TOC (day 6 ± 2)
Secondary analyses: Microbiological cure at rectal or pharyngeal sites at TOC (day 6 ± 2); safety

Abbreviations: CRO-AZI – ceftriaxone and azithromycin; IM – intramuscular injection

INNOVIVA Specialty Therapeutics 3

Study enrollment 4 1011 patients were initially screened, with 927 randomized and dosed. The majority of participants (744) presented with urogenital infections, followed by rectal infections (114) and pharyngeal infections (81). Participants could be in more than one group. Overall, the trial participants were 87% male, 1 3% female, 55% Black or Black African, and 20% were positive for human immunodeficiency virus (HIV). Participants in a key secondary analysis Participants analyzed for primary endpoint Screened n = 1011 Pharyngeal n = 81 Rectal n = 114 Urogenital n = 744 Participants in a key secondary analysis Randomized n = 930 Randomized & dosed n = 927 Zoliflodacin n = 619 CRO - AZI n = 308 506: zoliflodacin 238: CRO - AZI 79: zoliflodacin 35: CRO - AZI 53: zoliflodacin 28: CRO - AZI Sites of infection (participants could be in more than one group) Enrollment and dosing Abbreviations: CRO - AZI – ceftriaxone and azithromycin

The primary endpoint was achieved A high microbiological cure rate (>90% in both arms) was observed 5 Microbiological cure rate at test of cure visit Zoliflodacin met the primary efficacy endpoint and was non - inferior to the comparator (point estimate 5.3% (95% confidence interval (CI): 1.4%, 8.7%)). The intent to treat analysis included all participants with a positive baseline culture for gonorrhea; those who missed the test of cure culture, were out of window, or had demonstrated microbiologic failure, were recorded as failures. When participants who had both baseline and follow up cultures were evaluated, the point estimate was reduced to 3.2% (95% CI, 1.1%, 5.1%). Clinical cure rates, as assessed by improvement in symptoms in the subset of male participants with urogenital disease, were also comparable between zoliflodacin and the comparator arms 90.9% 96.8% 96.2% 100.0% 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% Micro-ITT population Evaluable population Zoliflodacin Ceftriaxone + azithromycin 5.3% difference 95% CI: 1.4%, 8.7% 3.2% difference 95% CI: 1.1%, 5.1%

Key secondary analyses showed comparable results in comparison to ceftriaxone and azithromycin 6 Microbiological cure rate at test of cure visit Key secondary analysis included participants with pharyngeal and rectal gonorrhea. Historical rates of cure for these populations have been lower than those observed in urogenital disease. Rates of cure in the zoliflodacin arm were comparable to those observed in the comparator arm. These secondary analyses were not powered for statistical significance. 79.2% 87.3% 78.6% 88.6% 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% Pharyngeal infections Rectal infections Zoliflodacin Ceftriaxone + azithromycin - 0.7% difference 95% CI: - 20.8%, 16.3% 1.2% difference 95% CI: - 14.4%, 12.6%

Favorable safety and tolerability profile in this study 7 In this study, zoliflodacin was safe and generally well - tolerated The overall rate of adverse events was comparable between the two arms The majority of adverse events were mild to moderate There were no discontinuations reported due to adverse events, serious adverse events, or deaths Zoliflodacin N=619 n (%) CRO - AZI N=308 n (%) All TEAEs 286 (46.2) 143 (46.4) Drug - related TEAEs 117 (18.9) 76 (24.7) SAEs 0 0 Drug - related SAEs 0 0 Withdrawals due to adverse events 0 0 TEAEs leading to death 0 0 TEAE Zoliflodacin CRO - AZI Headache 61 (9.9) 14 (4.5) Neutropenia 42 (6.8) 24 (7.8) Leukopenia 24 (3.9) 7 (2.3) Neutrophil count decreased 21 (3.4) 15 (4.9) Dizziness 21 (3.4) 5 (1.6) Nausea 16 (2.6) 12 (3.9) Diarrhea 15 (2.4) 22 (7.1) Abbreviations: TEAE – Treatment emergent adverse event; SAE – Serious adverse event; CRO - AZI – ceftriaxone and azithromycin